                     Clifton Savings Bancorp, Inc. Announces
                     ---------------------------------------

                        4th Quarter and Year End Results
                        --------------------------------

         Clifton, New Jersey - May 7, 2008 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank (the "Bank"), today announced the results of its operations for the three months and year ended March 31, 2008. Net income was $623,000 for the three months ended March 31, 2008, an increase of $167,000, or 36.6%, as compared to $456,000 for the three months ended March 31, 2007. Net income increased for the period primarily as a result of stabilizing the net interest rate spread and due to a reduction of non-interest expense. Net income was $2.37 million for the year ended March 31, 2008, a decrease of $100,000, or 4.0%, as compared to $2.47 million for the year ended March 31, 2007. Net income decreased for the period primarily due to the continued increase in interest expense. The unfavorable yield curve experienced throughout much of the period, coupled with the competitive pricing environment for deposits, has continued to cause a decrease in the Company's net interest margin and spread. Both basic and diluted earnings per common share were $0.02 for the three months ended March 31, 2008 and 2007, and $0.09 during both the years ended March 31, 2008 and 2007. Cash dividends paid per common share were $0.05 for both the three months ended March 31, 2008 and 2007, and $0.20 for both the years ended March 31, 2008 and 2007.

         Net interest income decreased $120,000, or 3.2%, for the three months ended March 31, 2008, to $3.60 million as compared to $3.72 million for three months ended March 31, 2007, reflecting a 13 basis point decrease in the net interest margin coupled with a decrease of $29.1 million in average net interest-earning assets. Average interest-earning assets increased $32.5 million, or 4.2%, which consisted of increases of $1.2 million in loans, $82.2 million in mortgage-backed securities and $5.3 million in other interest-earning assets partially offset by a decrease of $56.2 million in investment securities. Loans and mortgage-backed securities increased primarily due to the redeployment of maturities and calls of investment securities into higher yielding assets. In addition, mortgage-backed securities increased due to the implementation of a leverage strategy initiated in November 2007, under which we borrow funds from the Federal Home Loan Bank of New York and simultaneously invest those funds in higher yielding mortgage-backed securities. Other interest-earning assets increased due to the call of a security near the end of the 2008 period that had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities increased $61.6 million, or 10.1% during the three months ended March 31, 2008, which consisted of increases of $2.7 million in interest-bearing deposits and $58.9 million in borrowings. Net interest margin decreased to 1.78% for the quarter ended March 31, 2008, from 1.91% for the quarter ended March 31, 2007. The net interest rate spread remained the same at 1.11% for both periods, as the 15 basis point increase to 4.99% in the average yield earned on interest-earning assets was offset by the 15 basis point increase to 3.88% in the average rate paid on interest-bearing liabilities.

         Net interest income decreased $1.8 million, or 11.3%, for the year ended March 31, 2008, to $14.1 million as compared to $15.9 million for year ended March 31, 2007, reflecting a decrease of $32.9 million in average net interest-earning assets coupled with a 19 basis point decrease in the net interest margin. Average interest-earning assets decreased $21.4 million, or 2.7% during fiscal 2008, which consisted of a decrease of $54.1 million in investment securities, partially offset by increases of $2.6 million in loans, $20.1 million in mortgage-backed securities and $10.0 million in other interest-earning assets. Loans and mortgage-backed securities increased primarily due to the redeployment of maturities in 2008 and calls of investment securities into higher yielding assets. Other interest-earning assets increased mainly due to the call of a security near the end of fiscal 2008 that had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities increased $11.5 million, or 1.9%, which consisted of an increase of $12.1 million in borrowed funds, partially offset by a decrease of $600,000 in interest-bearing deposits. Net interest margin decreased to 1.82% for the year ended March 31, 2008, from 2.01% for the year ended March 31, 2007. The net interest rate spread decreased 14 basis points to 1.09%, as the 26 basis point increase to 4.99% in the average yield earned on interest-earning assets was not sufficient to offset the 40 basis point increase to 3.90% in the average rate paid on interest-bearing liabilities. The increase in the average cost of interest-bearing liabilities is primarily the result of the continuing competitive environment for deposits and customer shift within deposits from transaction accounts to higher costing term deposits. This increase continued at a faster pace than the repricing of our existing interest-earning assets (the origination of new loans and purchase of new securities.)

         There was no provision for loan losses recorded during the three months ended March 31, 2008. The provision recorded during the three months ended March 31, 2007 was $10,000. The provision recorded during both the years ended March 31, 2008 and 2007 was $90,000. The consistency in the provisions is the result of stability in the Bank's loan portfolio balances and non-performing loans. The gross loan portfolio increased $2.4 million, or 0.6 %, from $419.1 million at March 31, 2007 to $421.5 million at March 31, 2008. The previous year's increase in the gross loan portfolio was slightly higher at $13.7 million, or 3.4%. Non-performing loans increased slightly from $258,000 at March 31, 2007 to $265,000 at March 31, 2008. At the end of March 31, 2008, non-performing loans consisted of three one- to four-family residential real estate loans. The percentage of non-performing loans to total loans has been consistently low, remaining at 0.06% to total gross loans at both period ends.

         Non-interest income increased $108,000, or 58.1%, to $294,000 for the three months ended March 31, 2008 as compared to $186,000 for the three months ended March 31, 2007. The increase during the 2008 period was due to management's initiatives to create non-interest income, in particular the addition of bank owned life insurance in February 2007, which increased non-interest income by $98,000 from the same period in 2007.

         Non-interest income increased $767,000, or 205.6%, to $1.14 million for the year ended March 31, 2008 as compared to $373,000 for the year ended March 31, 2007. The increase during fiscal 2008 was due to an increase of $776,000 in non-interest income from bank owned life insurance that was purchased in February 2007.

         Non-interest expense decreased $160,000, or 4.9%, to $3.11 million for the three months ended March 31, 2008 as compared to $3.27 million for the three months ended March 31, 2007. Non-interest expense decreased over the 2008 period primarily as a result of a $100,000, or 5.5%, decrease in salaries and employee benefits and a $229,000, or 49.4%, decrease in directors' compensation that were partially offset by increases of $40,000, or 87.0% in advertising expense, $81,000, or 155.8% in legal expense and $46,000, or 12.5%, in miscellaneous expenses. The decrease in salaries and employee benefits was due to a decrease in stock option, ESOP and health insurance expenses. Directors' compensation decreased mostly due to the immediate vesting and recognition in fiscal 2007 of expense of previously granted restricted stock awards to a Company director, following his resignation due to health problems. The increase in advertising expense was due to increased advertising efforts. Legal fees increased as a result of an increase in litigation costs, and the increase in miscellaneous expenses was mainly attributable to an increase in printing and loan expenses.

         Non-interest expense decreased $250,000, or 2.0%, to $12.13 million for the year ended March 31, 2008 as compared to $12.38 million for the year ended March 31, 2007. Non-interest expense decreased over the 2008 period primarily as a result of a $175,000, or 2.5%, decrease in salaries and employee benefits and a $351,000, or 26.0%, decrease in directors' compensation, that were partially offset by increases of $64,000, or 26.2% in legal expense and $176,000, or 12.7%, in miscellaneous expenses. The decrease in salaries and employee benefits was due to a decrease in stock option, ESOP and health insurance expenses. Directors' compensation decreased mostly due to the immediate vesting and recognition in fiscal 2007 of expense of previously granted restricted stock awards to a Company director, following his resignation due to health problems. Legal fees increased as a result of an increase in litigation costs, and the increase in miscellaneous expenses was mainly attributable to the 2007 period including a refund of previously expensed costs relating to a potential branch site.

         Income taxes decreased $2,000, or 1.2%, to $163,000 from $165,000 for the three months ended March 31, 2008 and 2007, respectively, and decreased $714,000, or 52.9%, to $636,000 from $1.35 million for the years ended March 31, 2008 and 2007, respectively. While pre-tax income was higher for the 2008 three month period, there was an increase in tax-exempt income from bank owned life insurance which reduced the overall tax expense. For the year ended March 31, 2008, an increase in tax-exempt income from bank owned life insurance was coupled with a lower pre-tax income which caused an overall reduction in expense. The overall effective income tax rates for the three months and year ended March 31, 2008 were 20.7% and 21.1%, respectively, as compared with 26.6% and 35.3%, respectively, for the same periods in 2007.

         The Company's total assets increased $94.1 million, or 11.7%, to $899.1 million at March 31, 2008, from $805.0 million at March 31, 2007. Net loans increased $2.0 million, or 0.5%, to $420.6 million at March 31, 2008 from $418.6 million at March 31, 2007, as internal origination volume more than offset repayment levels. Securities, including both available for sale and held to maturity issues, increased $75.0 million, or 24.5%, to $380.9 million at March 31, 2008, from $305.9 million at March 31, 2007, as funds received from maturities and calls of investment securities were redeployed into higher yielding mortgage-backed securities. In addition, as part of an income enhancement strategy, management implemented a leverage strategy in November 2007, under which we borrow funds from the Federal Home Loan Bank of New York and simultaneously invest those funds in higher yielding mortgage-backed securities. Cash and cash equivalents increased by $11.1 million, or 27.0%, to $52.2 million at March 31, 2008, as compared to $41.1 million at March 31, 2007, as calls of securities close to the period end were remaining in interest-bearing deposits.

         Total liabilities increased $106.3 million, or 17.1%, to $726.7 million at March 31, 2008 from $620.4 million at March 31, 2007. Deposits increased $9.2 million, or 1.6%, to $576.7 million at March 31, 2008 from $567.5 million at March 31, 2007, coupled with an increase of $97.0 million, or 214.1% in borrowed funds, which had a balance of $142.3 million at March 31, 2008 as compared to $45.3 million at March 31, 2007. In November 2007, we began a leverage strategy of borrowing funds from the Federal Home Loan Bank of New York and simultaneously investing those funds in higher yielding mortgage-backed securities. During the year ended March 31, 2008, $116.2 million in long-term borrowings with an average rate of 3.87% were originated, while $19.2 million of long-term borrowings were repaid in accordance with their original terms.

         Total stockholders' equity decreased $12.2 million, or 6.6%, to $172.4 million at March 31, 2008 from $184.6 million at March 31, 2007. The decrease resulted primarily from the repurchase of approximately 1.5 million shares of Company common stock for $16.5 million, and cash dividends paid of $2.1 million, partially offset by net income of $2.4 million, a net decrease in unrealized losses of $1.4 million on the available for sale securities portfolios, ESOP shares committed to be released of $793,000, and $1.6 million for stock options and awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits.

         John A. Celentano, Jr., the Company's Chairman and Chief Executive Officer, stated, "In the past year some of our competitors, the country's largest banks, attracted funds in a rate frenzy and invested in subprime mortgages to support their habit. We refused to conduct our business in such a risky fashion and, due primarily to the flat yield curve we recorded a decrease in our net income. On the positive side, however, as the folly of the competitors' thinking became apparent in the fourth quarter, Clifton Savings witnessed a return to a more normal yield curve. We paid fair, competitive rates for deposits and we charged fair, competitive rates for loans and, as a result, our deposits rose from $567.5 million to $576.7 million, our loans actually increased from $418.6 million to $420.6 million, and our total assets increased from $805.0 million to $899.1 million. In addition, we paid our sixteenth consecutive dividend and of great importance to Clifton Savings, the quality of our loans remains pristine. Only one of 2,250 loans is in foreclosure."

         The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.


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

SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                          AT MARCH 31,
                                                    ---------------------------------------------------------
                                                            2008                2007            % Change
                                                    ---------------------  ----------------  ----------------
                                                               (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                              $899,056           $805,042            11.68%
Loans receivable, net                                      420,619            418,616             0.48%
Cash and cash equivalents                                   52,231             41,105            27.07%
Securities                                                 380,878            305,860            24.53%
Deposits                                                   576,722            567,459             1.63%
Borrowings                                                 142,306             45,346           213.82%
Total equity                                               172,355            184,598            -6.63%


                                                              YEAR ENDED MARCH 31,
                                                    ---------------------------------------------------------
                                                            2008                2007            % Change
                                                    ---------------------  ----------------  ----------------
                                                              (Dollars in thousands)
OPERATING DATA:
Interest income                                            $38,570            $37,520             2.80%
Interest expense                                            24,484             21,600            13.35%
                                                    ---------------------  ----------------
Net interest income                                         14,086             15,920           -11.52%
Provision for loan losses                                       90                 90             0.00%
                                                    ---------------------  ----------------
Net interest income after
   provision for loan losses                                13,996             15,830           -11.59%
Noninterest income                                           1,137                373           204.83%
Noninterest expense                                         12,125             12,380            -2.06%
                                                    ---------------------  ----------------
Earnings before income taxes                                 3,008              3,823           -21.32%
Total income taxes                                             636              1,351           -52.92%
                                                    ---------------------  ----------------
Net earnings                                               $ 2,372            $ 2,472            -4.05%
                                                    =====================  ================


                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                    ---------------------------------------------------------
                                                            2008                2007            % Change
                                                    ---------------------  ----------------  ----------------
                                                                 (Dollars in thousands)
OPERATING DATA:
Interest income                                            $10,117            $ 9,414             7.47%
Interest expense                                             6,514              5,696            14.36%
                                                    ---------------------  ----------------
Net interest income                                          3,603              3,718            -3.09%
Provision for loan losses                                        0                 10          -100.00%
                                                    ---------------------  ----------------
Net interest income after
   provision for loan losses                                 3,603              3,708            -2.83%
Noninterest income                                             294                186            58.06%
Noninterest expense                                          3,111              3,273            -4.95%
                                                    ---------------------  ----------------
Earnings before income taxes                                   786                621            26.57%
Total income taxes                                             163                165            -1.21%
                                                    ---------------------  ----------------
Net earnings                                               $   623            $   456            36.62%
                                                    =====================  ================

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
                                                                                    AT OR FOR THE THREE
                                                 AT OR FOR THE YEAR ENDED               MONTHS ENDED
                                                         MARCH 31,                        MARCH 31,
                                              -------------------------------  -------------------------------
                                                   2008           2007              2008           2007
                                                   ----           ----              ----           ----
PERFORMANCE RATIOS (1):
Return on average assets                            0.29%           0.30%            0.29%           0.23%
Return on average equity                            1.34%           1.29%            1.45%           0.97%
Interest rate spread (2)                            1.09%           1.23%            1.11%           1.11%
Net interest margin (3)                             1.82%           2.01%            1.78%           1.91%
Noninterest expense to average assets               1.49%           1.51%            1.46%           1.62%
Efficiency ratio (4)                               79.65%          75.98%           79.83%          83.84%
Average interest-earning assets to
   average interest-bearing liabilities             1.23x           1.29x            1.21x           1.27x
Average equity to average assets                   21.65%          23.49%           20.07%          23.23%
Basic and diluted earnings per share             $  0.09         $  0.09          $  0.02         $  0.02
Cash dividends paid per common share             $  0.20         $  0.20          $  0.05         $  0.05
Dividend payout ratio                              86.97%          96.48%           78.01%         125.22%


CAPITAL RATIOS (5):
Tangible capital                                   16.71%          18.27%           16.71%          18.27%
Core capital                                       16.71%          18.27%           16.71%          18.27%
Risk-based capital                                 45.02%          46.70%           45.02%          46.70%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans                                0.34%           0.32%            0.34%           0.32%
Allowance for loan losses as a percent of
   nonperforming loans                            543.40%         523.26%          543.40%         523.26%
Net charge-offs to average outstanding
   loans during the period                          0.00%           0.00%            0.00%           0.00%
Nonperforming loans as a percent of
   total loans                                      0.06%           0.06%            0.06%           0.06%
Nonperforming assets as a percent of
   total assets                                     0.03%           0.03%            0.03%           0.03%

OTHER DATA:
Number of:
   Real estate loans outstanding                   2,250           2,284            2,250           2,284
   Deposit accounts                               32,633          34,410           32,633          34,410
   Full service customer service facilities           10              10               10              10

________________________________
(1)  Performance ratios for the three month periods presented are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5)  Bank only.